Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Decreases Net Loss for Nine Month Period in 2009 Compared to Same Period in 2008 by 45%

November 5, 2009 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported recent achievements and financial results for the third quarter and nine months ended September 30, 2009, which included a 45% decrease in the net loss attributable to common shareholders for the nine month period in 2009 compared to the same period in 2008. The Company had approximately $55.0 million in cash and cash equivalents as of September 30, 2009.

“While we have started to prepare for the launch of pixantrone in 2010 with the recruitment of key commercial personnel and conducting important market research, we remained focused on tight fiscal controls while continuing to clean-up our balance sheet,” said James A. Bianco, M.D., CEO of the Company. “We are pleased with our continued financial progress demonstrating a decrease in net loss of 45% for the nine months in 2009 compared to the same period for 2008,” noted Dr. Bianco. “With the recent developments and progress we are making in advancing pixantrone through its New Drug Application (NDA) review process we expect the next 3 to 6 months to be an exciting and transformative period for the Company.”

Recent Highlights

•	FDA accepted and filed for review the Company’s NDA for pixantrone as treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL).

•	The Company initiated the process of obtaining marketing approval in Europe in July 2009, for the treatment of relapsed or refractory aggressive NHL.

•	Further reduced debt through the exchange of $4.5 million principal in debt for common stock resulting in a total of $57.4 million principal reduction in debt through exchanges so far in 2009.

•	Added to the NASDAQ OMX Global Biotechnology Index (NASDAQ: QGBI).

For the quarter ended September 30, 2009, total net operating expenses were approximately $27.1 million, compared to $20.5 million for the same period in 2008. Research and development expenses decreased by 33% to $7.6 million compared to $11.3 million for the same period in 2008. Net loss attributable to common shareholders was $48.8 million ($0.09 per share), compared to a net loss attributable to common shareholders of $47.6 million ($2.83 per share) for the same period in 2008. The net loss for the quarter ended September 30, 2009

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included the following non-cash expenses: $11.4 million in equity-based compensation expense, $6.0 million in milestone payment modification expense and $13.8 million preferred stock deemed dividend expenses. Combined, these non-cash expenses totaled $31.2 million. The modification to the milestone expense relates to the agreement to issue $6.0 million of shares of the Company’s common stock to Systems Medicine, Inc. shareholders, which replaced potential milestone payments of up to $15.0 million based certain FDA milestones for the Company’s product candidate brostallicin.

For the nine months ended September 30, 2009, total net operating expenses decreased approximately 29% to $55.4 million, compared to $77.5 million for the same periods in 2008. The decrease is mainly a result of a 47% decrease in research and development expenses and a $10.2 million gain on the sale of the Company’s remaining interest in a 50/50-owned joint venture with Spectrum Pharmaceuticals, Inc. in 2009. Net loss attributable to shareholders decreased 45% to $89.4 million ($0.21 per share), compared to a net loss attributable to shareholders of $161.6 million ($13.68 per share) for the same period in 2008.

Conference Call Information

On Thursday, November 5, 2009, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific, members of CTI’s management team will host a quarterly conference call to discuss CTI’s 2009 third quarter achievements and financial results.

Conference Call Numbers

Thursday, November 5, 2009

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-6010 (US Participants)

1-480-629-9772 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4168724#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of our securities. Specifically, the risks and uncertainties include statements about our ability to continue to reduce our operating expenses, our ability to continue to raise capital as needed to fund our operations, the development of OPAXIO, pixantrone, and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry, in general, and with OPAXIO, pixantrone, and brostallicin, in particular, including, without limitation, the potential failure

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of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma or to achieve market acceptance for such treatments, the possibility that FDA approval is not granted for pixantrone at all, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling OPAXIO, pixantrone, and brostallicin, and the risk factors listed or described from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, we do not intend to update or alter our forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Product sales	$—	$2,580	$—	$8,824
License and contract revenue	20	20	60	60

Total revenues	20	2,600	60	8,884

Operating expenses, net:
Cost of product sold	—	692	—	2,349
Research and development	7,602	11,326	22,878	43,038
Selling, general and administrative	19,667	7,834	38,997	30,562
Amortization of purchased intangibles	—	606	—	1,540
Restructuring charges and related gain on sale of assets, net	(178)	—	3,766	—
Gain on sale of investment in joint venture	—	—	(10,244)	—

Total operating expenses, net	27,091	20,458	55,397	77,489

Loss from operations	(27,071)	(17,858)	(55,337)	(68,605)
Other income (expense):
Investment and other income, net	26	146	97	499
Interest expense	(826)	(2,575)	(4,026)	(6,955)
Amortization of debt discount and issuance costs	(227)	(11,113)	(5,575)	(52,259)
Foreign exchange gain	183	3,070	278	909
Make-whole interest expense	—	(19,135)	(6,345)	(52,512)
Gain on derivative liabilities, net	—	12,915	7,218	56,092
Gain (loss) on exchange of convertible notes	180	(10,272)	7,381	(15,880)
Equity loss from investment in joint venture	—	—	(1,204)	—
Milestone modification expense	(6,000)	—	(6,000)	—
Settlement expense, net	(1,342)	(799)	(4,710)	(799)
Write-off of financing arrangement costs	—	—	—	(2,361)

Net loss before noncontrolling interest	(35,077)	(45,621)	(68,223)	(141,871)
Noncontrolling interest	53	32	205	95

Net loss attributable to CTI	(35,024)	(45,589)	(68,018)	(141,776)
Gain on restructuring of preferred stock	—	—	2,116	—
Preferred stock dividends	—	(106)	(24)	(574)
Deemed dividends on preferred stock	(13,812)	(1,951)	(23,460)	(19,216)

Net loss attributable to CTI common shareholders	$(48,836)	$(47,646)	$(89,386)	$(161,566)

Basic and diluted net loss per common share	$(0.09)	$(2.83)	$(0.21)	$(13.68)

Shares used in calculation of basic and diluted net loss per common share	527,204	16,812	420,520	11,807

	(amounts in thousands)
Balance Sheet Data:	September 30, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents and securities available-for-sale	$54,992	$10,671
Restricted cash	—	6,640
Working capital	(13,385)	(14,141)
Total assets	87,299	64,243
Convertible debt	62,015	142,373
Accumulated deficit	(1,401,706)	(1,312,320)
Total deficit	(11,633)	(132,061)